UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material under §240.14a-12

E. I. du Pont de Nemours and Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

FOR IMMEDIATE RELEASE

Contact:	Dan Turner
302-774-0081
daniel.a.turner@dupont.com

DuPont Issues Letter to Shareholders

WILMINGTON, Del., Feb. 17, 2015 — DuPont (NYSE: DD) today mailed a letter to shareholders summarizing the Company’s track record of delivering superior shareholder value while laying the foundation for long-term success.  The letter and supplemental slides included in the mailing also address several of Trian Fund Management, L.P.’s misleading assertions.  Both are filed with the Securities and Exchange Commission, and are available by clicking here.

The text of the letter follows:

February 17, 2015

Dear DuPont Shareholder,

DuPont’s Board of Directors and senior management are committed to moving your Company forward with one clear priority: delivering higher growth and higher value for you, our shareholders.  Building on our more than 200-year history as an innovator, we continue to apply our unique science and engineering capability, value chain knowledge, and global scale to create essential solutions that deliver superior value for our customers and shareholders alike.  It’s an exciting time to be invested in DuPont, as we deliver the Company’s next generation of market-driven innovation.

In 2009, the DuPont Board of Directors and our current management team initiated a broad program of change that has delivered superior shareholder value while laying the foundation for long-term success.  DuPont’s shareholder returns during the last 1-year, 3-year and 5-year periods were 17%, 78% and 160%, all in excess of our proxy peers and the S&P 500.  We also have delivered a 740 basis point expansion in segment-adjusted operating margins(1) - which translates into 192% growth in adjusted operating earnings(2) - while returning approximately $14 billion of capital to our shareholders since 2009.  Our Board is composed of some of the best business leaders in the world, whose strategic guidance and disciplined oversight have helped drive this success.

You may have recently received a letter from Trian Fund Management, L.P. (“Trian”), an activist hedge fund.  Your Board and management team have had many conversations with Trian since they first took a position in DuPont.  We studied Trian’s various proposals to break up and add debt to the Company, and, after thorough consideration, ultimately concluded that these proposals were not in the best interests of DuPont shareholders.  In

(1)  Segment adjusted operating margins are calculated using segment pre-tax operating income (GAAP) plus significant items; calculations included certain corporate expenses and excluded adjusted operating earnings of Performance Chemicals and Pharma/Other. Reconciliations of non-GAAP measures to GAAP are also included at the end of this letter.

(2)  Adjusted operating earnings after-tax is defined as income from continuing operations after-tax (GAAP) excluding non-operating pension/OPEB costs, significant items, net income attributable to noncontrolling interest, Performance Chemicals and Pharma. Calculation is from CY2008-CY2014. Reconciliations of non-GAAP measures to GAAP are also included at the end of this letter.

E. I. du Pont de Nemours and Company

an attempt to advance their agenda, Trian has launched a proxy fight based on misrepresentations, inaccurate data, and flawed analyses to distract from DuPont’s track record of strong performance.

We are on the right path. DuPont continues to move forward with discipline, focus, and purpose to deliver value now and position the Company for the long term.  Rest assured that, notwithstanding Trian’s proxy fight, DuPont’s Board and management team will continue to execute on our strategic plan and deliver the best possible results for shareholders.

On the Right Path to Continue Delivering Value

In 2014, we generated volume, margin, and earnings growth in a majority of our segments, despite market, currency and macroeconomic headwinds.  Here’s why we are excited about the future:

•                  We are successfully transforming DuPont.

•                  DuPont is in the midst of a multi-year transformation of our portfolio to focus on the highest potential commercial opportunities where our science and engineering capabilities can deliver the greatest value.

•                  This includes the acquisitions of Danisco and Pannar Seed, as well as the sale of our Performance Coatings business and the separation of Chemours, upon completion of which we will have divested non-core, legacy businesses representing a total of $11 billion in annual sales in the past three years alone.

•                  Following the separation of Chemours, all of our resources will be focused on three areas of strategic priority:

•                  Extending our leadership in Agriculture and Nutrition across high value segments of the food value chain;

•                  Creating transformational new businesses in Bio-based Industrials; and

•                  Strengthening and growing our leading position in Advanced Materials.

•                  Our global customer relationships give us the ability to seize these opportunities in multiple markets, and we are seeing results.

•                  Our sales from developing markets have doubled over the past five years, as we connect our laboratories to local markets and bring the full strength of our innovation platform to create localized solutions for customers.

•                  We continue to reduce costs and improve efficiency and effectiveness.

•                  We have achieved significant margin improvement, with segment adjusted operating margin expansion of 740 basis points between 2008 and 2014(3).

•                  Aggressive cost management and productivity improvements have yielded cost reductions of more than $2 billion since 2008.

•                  Reduced 23 separate businesses to 12, reduced management headcount by 32%, and are standardizing and automating transaction processes.

•                  In connection with the separation of Chemours, we undertook a comprehensive review of our business and cost structure, with the assistance of a leading management consulting firm, to ensure that the post-spin DuPont would be as efficient as possible.

•                  We exceeded our targets for the initial phase of implementation and have significantly accelerated our originally announced schedule.

•                  By the end of 2015, we expect annual run-rate savings of approximately $1 billion.

•                  We also have committed to reduce cost levels by at least $1.3 billion by 2017, and we continue to look for additional savings.

•            Our current SG&A costs are competitive, and we are focused on their continued improvement.

•            Overall, our efforts will enhance our efficiency and effectiveness, driving greater performance on a smaller cost base.

(3)  Segment adjusted operating margins are calculated using segment pre-tax operating income (GAAP) plus significant items; calculations included certain corporate expenses and excluded adjusted operating earnings of Performance Chemicals and Pharma/Other. Reconciliations of non-GAAP measures to GAAP are also included at the end of this letter.

•                  We continue to leverage our powerful innovation platform.

•                  We are building out our pipeline and laying the foundation for a new wave of innovation: enabling safer, more nutritious food; creating high performance, cost effective, energy efficient materials; and increasingly delivering renewably sourced, bio-based materials and fuels.

•                  DuPont launched nearly 1,600 new products and filed more than 1,650 US patents in 2014 alone, including innovations like Dermacor® seed treatment for soybeans, Kapton® polyimide films for handheld electronic devices, and Tyvek® 800J for chemical protective garments, to name a few.

•                  Excluding Performance Chemicals, new products introduced in the past four years delivered 32% of sales in 2014. This includes leading products like Optimum® AQUAmax® corn hybrids, HOWARU® probiotics, Preferenz® cold water enzymes, DuPont™ Crastin® PBT resin, Kevlar® AP fiber, and Solamet® pastes.

•                  The next generation DuPont is connecting the laboratory and the marketplace more closely than ever before, resulting in faster delivery of creative, science-based solutions for customers around the world. To create a more agile, customer-centric organization, we are upgrading and modernizing everything from management reporting to manufacturing supply chains to transaction processing.

•                  Our value-added innovations are driving margin improvement in our key markets.

•                  We remain focused on returning capital to shareholders.

•                  To date, we have paid 442 consecutive quarterly dividends since the Company’s first dividend in 1904.

•                  We executed $2 billion in share repurchases against our $5 billion share repurchase program, and delivered a 4% increase in our common stock dividend — $3.7 billion returned to shareholders in 2014 alone.

•                  Over the past six years, we have returned approximately $14 billion to shareholders through consistent dividend growth (12% growth since 2009) and share repurchases.

•                  We also expect to return all or substantially all of the one-time dividend proceeds from Chemours, currently estimated at $4 billion, to DuPont shareholders via share repurchases within 18 months of the separation, with a portion expected to be returned in 2015.

•                  We have a highly engaged, independent Board comprised of world-renowned directors with unrivaled experience.

•                  We have continually added fresh perspectives to the Board, with six new independent directors added since 2011.

•                  Many of our directors have served or are serving as CEOs, Presidents or CFOs at leading global science and technology driven companies, including Bristol-Myers Squibb, Cummins, Eaton, and Lockheed Martin.

•                  We recently added two highly qualified leaders to the Board with proven track records of transforming businesses and creating enormous shareholder value and who are widely considered change agents.

•                  Ed Breen, the former CEO of Tyco, delivered 703% shareholder returns during his tenure.

•                  Jim Gallogly, the former CEO of LyondellBasell, delivered 593% shareholder returns during his tenure.

We are confident about our business prospects and the strength of our company.  We will continue to embrace change that translates into value.

Trian’s Proxy Fight

While your Board and management team have been executing a thoughtful and strategic plan that is delivering value for all shareholders, Trian appears intent on running a proxy fight at all costs. DuPont’s Board and management team are always open to different perspectives and good new ideas and we regularly engage with our shareholders to seek feedback.  In an ongoing effort to work constructively with Trian, we met with them more than 20 times, including telephonic and in person meetings with our senior management and/or lead independent director.  Despite our engagement, they presented an ultimatum to DuPont that they have continued to reiterate to us — break up the company, put Trian on the DuPont Board, or face a proxy fight.

We think it’s important to set the record straight on a few key points about Trian’s agenda:

•                  Trian’s agenda is high risk.  Trian’s central argument for value creation at DuPont has been to break-up the Company further.  DuPont, with the assistance of two independent advisors, thoroughly analyzed Trian’s break-up proposal and concluded that it is high risk and would destroy shareholder value.  After persistently demanding a break-up, Trian is now backtracking — at least publicly.

•                  Trian is misrepresenting the facts.  Trian is now attempting to support their proxy fight by stating that DuPont needs change that only Trian can deliver, and that any positive changes at DuPont are the result of Trian’s involvement in the stock.  This is not true.  As you know, the current management team began developing and implementing a multi-year transformation in 2009, four years prior to Trian’s investment in DuPont.  For example, Trian has attempted to claim credit for our spin-off of Chemours, when, in fact, we had initiated planning for the Chemours spin-off well before Trian’s investment.

But that is not the only example of Trian overreaching.  Their arguments are based on inaccurate data illustrated with misleading charts.  We have highlighted a few of Trian’s many “myths” and put them side by side with the actual facts, in the attached materials.   Notably, Trian fails to mention that in their only investment in this sector, a company called Chemtura, their board leadership and strategic plan resulted in Chemtura filing for bankruptcy.

•                  Trian refused to even listen to our proposal for a constructive resolution.  After evaluating and interviewing Trian’s nominees, we recently reached out to Nelson Peltz (Chief Executive Officer and founding partner at Trian and one of their nominees) and met with him in an effort to reach a resolution and avoid a costly and time-consuming proxy fight.  However, Mr. Peltz preempted the discussion and refused to consider any path forward that did not involve Mr. Peltz himself being added to the DuPont Board—an action that we believe does not serve shareholders’ interests.

DuPont’s Board of Directors and management remain laser focused on delivering value for shareholders and will not be diverted by Trian’s increasingly hostile attacks.

The Right Plan for Shareholders

With a focused, science-driven innovation engine, a global presence that allows us to penetrate growing new markets and a streamlined operating structure, DuPont’s Board and management team are committed to execution and operational excellence.  DuPont is on the right course to deliver higher growth and higher shareholder value.  The Board is properly constituted with the right blend of skills and capabilities and directors whose sole focus is to do what’s best for all of our shareholders.  We look forward to continuing our dialogue with our shareholders and providing updates on our progress.

Thank you for your support.

Sincerely,
/s/
Ellen Kullman
Chair of the Board and
Chief Executive Officer

DuPont (NYSE: DD) has been bringing world-class science and engineering to the global marketplace in the form of innovative products, materials, and services since 1802.  The company believes that by collaborating with customers, governments, NGOs, and thought leaders we can help find solutions to such global challenges as providing enough healthy food for people everywhere, decreasing dependence on fossil fuels, and protecting life and the environment.  For additional information about DuPont and its commitment to inclusive innovation, please visit www.dupont.com.

Use of Non-GAAP Measures: The letter to shareholders contains certain non-GAAP measurements that management believes are meaningful to investors because they provide insight with respect to operating results of the company. Such measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. Furthermore, these measures may not be consistent with similar measures used by other companies. Reconciliations of non-GAAP measures to GAAP are provided below.

E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)

(dollars in millions)

	Year	Year
	2014	2008
SEGMENT SALES

Total Segment Sales (a)	35,011	26,499
Less: Performance Chemicals (b)	6,497	6,245
Less: Other	5	160
Total Segment Sales (excluding Performance Chemicals and Other)	28,509	20,094

SEGMENT ADJUSTED OPERATING EARNINGS

Segment Pre-tax Operating Income (PTOI) (GAAP) (c)	6,356	3,373
Less: Performance Chemicals PTOI (b)	913	619
Less: Other/Pharma PTOI	(391)	839
Less: Corporate Expenses (d)	572	479
Add: Significant Items (e)	(444)	466
Segment Adjusted Operating Earnings (excluding Performance Chemicals and Other/Pharma) (f) (Non-GAAP)	4,818	1,902

ADJUSTED OPERATING EARNINGS AFTER INCOME TAXES

Income From Continuing Operations After Income Taxes (GAAP)	3,621	2,083
Add: Significant Items Charge - After-tax	9	378
Add: Non-Operating Pension & OPEB Costs / (Credit) - After-tax	84	(250)
Less: Net Income Attributable to Noncontrolling Interests	11	4
Less: Pharma Operating Earnings - After-tax (g)	14	666
Less: Performance Chemicals Operating Earnings - After-tax (b), (h)	755	537
Adjusted Operating Earnings - After-tax (excluding Performance Chemicals and Pharma) (Non-GAAP)	2,934	1,004

(a) Segment sales includes transfers.

(b) Prior periods reflect the reclassifications of Viton® fluoroelastomers from Performance Materials to Performance Chemicals.

(c) Segment PTOI is defined as income (loss) from continuing operations before income taxes excluding non-operating pension and other postretirement employee benefit costs, exchange gains (losses), corporate expenses and interest.

(d) Represents total corporate expenses excluding significant items, an estimate of DuPont Performance Coatings residual costs and an estimate for an amount that would be allocated to Performance Chemicals.

(e) Represents significant items included in Segment PTOI, excluding those related to Performance Chemicals and Other/Pharma.

(f) Segment adjusted operating margins are calculated using segment pre-tax operating income (GAAP) plus significant items; calculations included certain corporate expenses and excluded adjusted operating earnings of Performance Chemicals and Pharma/Other. Reconciliations of non-GAAP measures to GAAP are also included at the end of this letter.

(g) Pharma operating earnings assumes a 35% tax rate.

(h) Performance Chemicals operating earnings assumes a base income tax rate from continuing operations of 19.2% and 20.4% for 2014 and 2008, respectively.

Forward Looking Statements

This document contains forward-looking statements which may be identified by their use of words like “plans,” “expects,” “will,” “believes,” “intends,” “estimates,” “anticipates” or other words of similar meaning.  All statements that address expectations or projections about the future, including statements about the company’s strategy for growth, product development, regulatory approval, market position, anticipated benefits of recent acquisitions, timing of anticipated benefits from restructuring actions, outcome of contingencies, such as litigation and environmental matters, expenditures and financial results, are forward looking statements. Forward-looking statements are not guarantees of future performance and are based on certain assumptions and expectations of future events which may not be realized. Forward-looking statements also involve risks and uncertainties, many of which are beyond the company’s control. Some of the important factors that could cause the company’s actual results to differ materially from those projected in any such forward-looking statements are: fluctuations in energy and raw material prices; failure to develop and market new products and optimally manage product life cycles;  ability to respond to market acceptance, rules, regulations and policies affecting products based on biotechnology; significant litigation and environmental matters; failure to appropriately manage process safety and product stewardship issues; changes in laws and regulations or political conditions; global economic and capital markets conditions, such as inflation, interest and currency exchange rates; business or supply disruptions; security threats, such as acts of sabotage, terrorism or war, weather events and natural disasters; ability to protect and enforce the company’s intellectual property rights; successful integration of acquired businesses and separation of underperforming or non-strategic assets or businesses and successful completion of the proposed spinoff of the Performance Chemicals segment including ability to fully realize the expected benefits of the proposed spinoff. The company undertakes no duty to update any forward-looking statements as a result of future developments or new information.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

DuPont intends to file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) with respect to the 2015 Annual Meeting.  DUPONT STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

DuPont, its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from DuPont stockholders in connection with the matters to be considered at DuPont’s 2015 Annual Meeting. Information about DuPont’s directors and executive officers is available in DuPont’s proxy statement, dated March 14, 2014, for its 2014 Annual Meeting. To the extent holdings of DuPont’s securities by such directors or executive officers have changed since the amounts printed in the 2014 proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.  More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with DuPont’s 2015 Annual Meeting. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by DuPont with the SEC free of charge at the SEC’s website at www.sec.gov. Copies also will be available free of charge at DuPont’s website at www.dupont.com or by contacting DuPont Investor Relations at (302) 774-4994.

#   #   #